MAA Announces Acquisition

MEMPHIS, Tenn., March 29, 2011 /PRNewswire/ -- MAA (NYSE: MAA)announced today that it has completed the acquisition of Verandas at SouthWood, a high-quality 300-unit gated apartment community located in Tallahassee, Florida.

Verandas at SouthWood is located on Capital Circle adjacent to the State of Florida's Capital Circle Office Complex, the new Florida First District Court of Appeal and the master-planned community of SouthWood. The SouthWood community is the region's largest, comprehensively designed, master-planned community which integrates over 1,000 acres of protected parks and green space amongst single family homes, a town center and the SouthWood Golf Club, which was recently ranked "One of the Top Three New Upscale Public Courses in the Country" by GolfDigest magazine.

MAA acquired Verandas at SouthWood, which was developed in 2003, through Mid-America Multifamily Fund II, LLC, MAA's joint venture with private capital. Commenting on the announcement, Al Campbell, EVP and CFO said, "We are excited about the upside opportunity associated with this new investment in one of our strong secondary markets, which are key to our full cycle performance objectives. We believe this community provides an attractive opportunity to leverage the combination of our joint venture investment platform with our operating strengths and renovation expertise to create attractive new value for our shareholders."

The joint venture will assume an existing loan and MAA will fund its share of the net purchase price through common stock issuances through its at-the-market program.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,588 apartment units, including 638 development units, throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com